Exhibit 99.1

Contacts:	Jess Vogl (Media)	Shep Dunlap (Investors)
	+1 847 943 5678	+1 847 943 5454
	news@mdlz.com	ir@mdlz.com

Mondelez International Holdings Netherlands B.V.

Calls for Redemption of 2.000% Notes due 2021

CHICAGO, IL, August 27, 2021 – Mondelēz International, Inc. (Nasdaq: MDLZ) (“Mondelēz International”) announces today that its fully-owned subsidiary Mondelez International Holdings Netherlands B.V. (the “Company”) has called for redemption of the entire $1,500,000,000 aggregate principal amount of its outstanding 2.000% Notes due 2021 (CUSIP No. 60920LAC8 / N6000LAC9; ISIN No. US60920LAC81 / USN6000LAC92) (the “Notes”), which were issued pursuant to the Indenture, dated as of October 28, 2016 (as supplemented and amended from time to time, the “Base Indenture”), by and between the Company and Deutsche Bank Trust Company Americas, as trustee, as supplemented by the Officers’ Certificate of the Company, dated as of October 28, 2016, issued pursuant to Section 3.1 of the Base Indenture.

The Notes will be redeemed on September 28, 2021 (the “Redemption Date”). The Notes will be redeemed at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the Redemption Date.

About Mondelēz International

Mondelēz International, Inc. (Nasdaq: MDLZ) empowers people to snack right in over 150 countries around the world. With 2020 net revenues of approximately $27 billion, Mondelēz International is leading the future of snacking with iconic global and local brands such as OREO, belVita and LU biscuits; Cadbury Dairy Milk, Milka and Toblerone chocolate; Sour Patch Kids candy and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow Mondelēz International on Twitter at www.twitter.com/MDLZ.

Forward-Looking Statements

This press release contains forward-looking statements. Words, and variations of words, such as “will,” “may,” “expect,” “plan” and similar expressions are intended to identify these forward-looking statements, including, but not limited to, statements about the redemption of the Notes. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Mondelēz International’s control, which could cause Mondelēz International’s actual results to differ materially from those indicated in Mondelēz International’s forward-looking statements. Please also see Mondelēz International’s risk factors, as they may be amended from time to time, set forth in its filings with the U.S. Securities and Exchange Commission, including its most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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